Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-3304

lsharp@smith-wesson.com

Smith & Wesson Holding Corporation

Updates Financial Expectations

•	Increasing Guidance for Third Quarter and Full 2015 Fiscal Year Net Sales and Earnings Per Share

•	Financial Results Conference Call Scheduled for March 3, 2015

SPRINGFIELD, Mass., January 20, 2015 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced updated expectations regarding financial results for the company’s third quarter, which will end January 31, 2015, and for its full 2015 fiscal year, which will end April 30, 2015.

The company is increasing its guidance for its third quarter and full fiscal 2015. The company indicated that it has seen recent, positive trends in the primary indicators it uses to assess its business and the consumer firearm market. In addition, on December 11, 2014, the company successfully completed the acquisition of Battenfeld Technologies, Inc. (BTI), and this revised guidance includes estimated BTI results.

Financial Outlook

For the third quarter of fiscal 2015, the company expects net sales of between $124.0 million and $126.0 million and GAAP earnings per diluted share from continuing operations of between $0.10 and $0.11. Those GAAP earnings include expected one-time BTI acquisition costs of $0.02 per diluted share related to amortization of backlog and $0.03 per diluted share related to deal costs. Without those one-time acquisition costs, third quarter earnings per diluted share for the company from continuing operations would be expected to be between $0.15 and $0.16.

For full 2015 fiscal year, the company expects net sales of between $526.0 million and $530.0 million and GAAP earnings per diluted share from continuing operations of between $0.68 and $0.72. Those GAAP earnings include expected one-time BTI acquisition costs of $0.03 per diluted share related to amortization of backlog and $0.03 per diluted share related to deal costs. Without those one-time acquisition costs, full year earnings per diluted share for the company from continuing operations would be expected to be between $0.74 and $0.78.

Conference Call and Webcast

The company will host a conference call and webcast on March 3, 2015, to discuss its third quarter fiscal 2015 financial and operational results. Speakers on the conference call will include James Debney, President and Chief Executive Officer, and Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the conference call via telephone may call directly at 866-825-3209 and reference conference code 40677276. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding our having seen recent, positive trends in the primary indicators we use to assess our business and the consumer firearm market; and our expectations for net sales, GAAP earnings per diluted share from continuing operations, one-time BTI acquisition costs, and earnings per diluted share from continuing operations excluding one-time BTI acquisition costs for the third quarter of fiscal 2015 and for fiscal 2015. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; our ability to integrate the assets we acquired from our principal injection molding supplier in a successful manner; the success of our partnership with General Dynamics Ordnance and Tactical Systems; the general growth of our firearm accessories business; difficulties in the integration of BTI with our company; the potential loss of key personnel, customers, or suppliers following the acquisition of BTI; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2014.